Exhibit 10.1

FOR IMMEDIATE RELEASE

RiT TO DELIVER 27 PAIRVIEW™ SYSTEMS TO DEUTSCHE TELEKOM’S T-COM

- Demand Continues to Rise for RiT’s Fast-ROI Telco Solutions -

Tel Aviv, Israel – December 2, 2004 – RiT Technologies (NASDAQ: RITT), the pioneer and world-leading provider of intelligent physical layer solutions, today announced that it has signed a contract with T-Com, the fixed-network division of Deutsche Telekom (NYSE: DT), for the sale of 27 PairView Pro™ Outside Plant Management solutions.  According to the terms of the contract, the systems will be delivered in stages, beginning in the fourth quarter of 2004 and continuing into 2005.

T-Com has been a satisfied PairView customer since the year 2000. To expand its successful connectivity database verification program in additional service areas, the operator is now doubling its initial PairView installation.

“We are proud that T-Com, one of Europe’s leading carriers, views PairView as an important tool for maximizing the value of the copper plant,” said Liam Galin, RiT’s President and CEO. “The system provides accurate connectivity information which is important for streamlining deployment and provisioning operations. In addition, this information helps carriers maintain and troubleshoot their fixed-line networks, thereby reducing the cost of ownership

Encouraged by a favorable market environment and the fact that T-Com has now signed this contract, we are now working to turn our pipeline of high-potential telecom opportunities into sales.”

About T-Com

T-Com – Strong brand for fixed network services

Broadband is a key issue for the future of T-Com. In September 2004, four years after T-DSL was launched on the market, the five-millionth line went "gone online" in Germany. The target is for this figure to reach 10 million DSL lines by 2007. The success achieved up to now has also been the result of joint marketing activities by T-Com and T-Online.

With around 54.9 million narrowband lines – including T-ISDN channels – and 5.4 million broadband lines, T-Com is one of the largest fixed-network providers in Europe. A division of Deutsche Telekom, it serves consumers and business customers in Germany, Hungary (through Matáv), Croatia (through T-Hrvatski Telekom ) and in Slovakia (through Slovak Telecom). T-Com also provides fixed-network products and services for the other Deutsche Telekom divisions T-Mobile, T-Systems and T-Online, as well as around 200 external telecommunications companies. In the first three quarters of 2004, T-Com generated revenues of around EUR 20.7 billion, the highest of any division in the Deutsche Telekom Group.

All of T-Com's activities are based on state-of-the-art network infrastructures, including around 195,000 kilometers of fiber-optic cable and an IP network that transports a data volume of about 30,000 terabytes per month, making it one of the world's most powerful infrastructures operating on the basis of Internet technology. With products such as the content delivery platform MDCS (Media Distribution and Caching Service), based on the IP network, T-Com provides the foundation for the distribution of broadband multimedia content via the Internet. T-Com now manages a considerable proportion of the Internet traffic for all of Germany via an Internet user help desk specially developed for the IP platform.

For more information visit www.t-com.de

About RiT Technologies

RiT Technologies pioneered the development of intelligent physical layer solutions, designed to provide superior control, utilization and maintenance of networks. RiT's innovative solutions help customers capitalize on network investments and reduce cost of ownership.

RiT's Enterprise Solutions include PatchView™ for full web-based management, planning and troubleshooting of network physical layer connectivity, and SMART Cabling™ System components for single-source, end-to-end structured cabling solutions.

PairView™ and PairQ™ Carrier Solutions help telcos capitalize on outside plant investments by giving them reliable, mass-verified and qualified infrastructure and connectivity databases.

With a global sales network spanning 60 countries, RiT's key customers include major financial institutions, corporations and global telecommunications companies such as: Deutsche Telekom, Alcatel, TELMEX, TELENOR, KPN, The New York Mercantile Exchange (NYMEX), ING Barings, INVESCO, DIAGEO, Daewoo, and Reuters.

RiT is a member of the RAD group, a world leader in communications solutions.

For more information, please visit our website: www.rittech.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risk detailed from time to time in the Company’s filings with the Securities Exchange Commission.

This press release is available at http://www.rittech.com/ and http://www.portfoliopr.com/

COMPANY

Shelagh Hammer

CONTACT:

VP Corporate Marketing

+972-3-645 5131

shelaghh@rit.co.il

PORTFOLIO PR

 Paul Holm / Jerry Cahn

CONTACTS:

 212-736-9224

 pholm@portfoliopr.com / jcahn@portfoliopr.com